Exhibit 99.1

Contact:
Pericom Semiconductor Corporation	3545 North First Street	Tel: (408) 435-0800
Alex Hui, President & CEO	San Jose, CA 95134	Fax: (408) 435-1100
www.pericom.com

FOR IMMEDIATE RELEASE

PERICOM SEMICONDUCTOR REPORTS FISCAL 2006 SECOND QUARTER RESULTS

San Jose, CA – February 6, 2006 - Pericom Semiconductor Corporation [NASDAQ National Market: PSEM] today announced results for its fiscal 2006 second quarter ended December 31, 2005.  Results include the acquired operations of eCERA ComTek Corporation “eCERA” since September 7, 2005.

Net revenues for the second quarter were $26,270,000 up 17% from $22,473,000 in the preceding quarter and are up 37% from $19,217,000 in the comparable period last year.  GAAP net income for the quarter was $1,412,000, or $0.05 per share (diluted), compared to GAAP net income of $625,000, or $0.02 per share (diluted), in the preceding quarter and versus a GAAP net loss of $375,000, or ($0.01) per share, in the comparable period a year ago. Net revenues for the six months ended December 31, 2005 were $48,743,000, up 25% from $39,003,000 a year ago. GAAP net income for the six month period ending December 31, 2005 was $2,037,000, or $0.08 per share (diluted), as compared with a GAAP net loss of $346,000, or ($0.01) per share, in the prior year comparable period. In accordance with Financial Accounting Standard No. 123R (FAS123R), “Share-based Payment”, the  Company continued to estimate the cost of all forms of stock based compensation, including stock options, restricted stock and employee stock purchase plans, and recording of this estimated compensation in the income statement.  Since these expenses will be normal going forward, and this is our second quarter including these expenses, for information purposes following are the amounts included in our GAAP and non-GAAP results for the three and six months ended December 31, 2005:

	Three Months	Six Months

Cost of Sales	$19,658	$43,658
Research and development	$104,826	$225,826
Sales, general and administrative	$169,070	$302,070
Total stock-based compensation	$293,554	$571,554

NEWS RELEASE, November 7, 2005

Our GAAP financial results include non-recurring charges or events which are explained in the reconciliation of pro forma and GAAP financial results that appear in the financial statements portion of this release.  Pro forma results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Pericom management believes pro forma financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions.  Our criteria for determining pro forma results may differ from other companies’ methods, and should not be regarded as a replacement for corresponding GAAP measures.

Non-GAAP net income for the quarter ended December 31, 2005, including the FAS123R expenses noted above, was $1,507,000, or $0.06 per share (diluted), compared to $768,000, or $0.03 per share (diluted), in the preceding quarter and non-GAAP net income of $129,000, or $0.00 per share (diluted), in the comparable period a year ago which does not include any expense related to FAS123R. Pro forma net income for the six month period ending December 31, 2005 was $2,275,000, or $0.08 per share (diluted), as compared with a pro forma net income of $158,000, or $0.01 per share, in the prior year comparable period which also does not include any expense related to FAS123R.

Alex Hui, President and Chief Executive Officer of Pericom said “We are very pleased with the progress we made this quarter in revenue growth, margin expansion and profitability. We achieved 17% sequential revenue growth, having realized the benefit of having a full quarter of eCERA operations in our financial results. Our acquisition of eCERA has proven so far to be a growing and accretive subsidiary contributing significantly to Pericom’s financial success. With increased gross profit and control of expenses, we realized an operating profit of $801,000 (pro forma of $961,000) for the quarter, an improvement of $1,285,000 (pro forma of $1,231,000) quarter to quarter We also significantly improved our gross margin from 35% last quarter to 37% this quarter. Our margin expansion is largely due to the growing success of our focus product lines and the higher margins they achieve.”

The Company introduced several new focus products targeting our key markets segments that include Consumer, Computer, and Networking.

SiliconSwitch

Pericom expanded its portfolio of ASSP analog switch family with the release of three new HDMI switches targeting DTV and digital display applications. Pericom is first in the industry to introduce a TMDS compliant signal switch.

We also delivered our Satiny 1.3 x 1.6 dual SPDT analog switch for mobile handsets with the smallest plastic package in the market.

SiliconConnect

We began sampling our PI7C9X110 PCI to PCIe Bridge product to several customers.  The device is a PCI Express to PCI 32-bit/66MHz Reversible Bridge that enables legacy systems to work in next generation PCI Express based systems.

3545 North First Street     San Jose, CA   95134     (408) 435-0800

SiliconClock

We sampled 3 new clock products this quarter. PI6C22392-3 & PI6C22392-4 are Multimedia and System Peripheral Clock Generators for Digital Set-top and Digital TV applications. PI6C21200A is a new low skew, low jitter 400 MHz 1:12 PCI-Express Zero Delay Clock Buffer for FB-DIMM and PCI-Express applications in servers.

Frequency Control

We introduced three crystal resonator product families representing a 50% and 75% size-reduction when compared to the company’s mainstream 7x5 mm package. The new NKS3 (3.2 x 2.5mm) and NKS5 & NES5 (5 x 3.2mm) crystal product families are tailored for space-constrained portable consumer electronic as well as densely populated computing/networking applications.  These new products are built at the company’s recently-acquired eCERA factory in Taiwan.

MARCH 2006 QUARTER OUTLOOK

The following statements are based on current expectations.  These statements are forward looking, and actual results may differ materially.

•	Revenues are expected to increase 2-6%.
•	Gross margin of 36% plus or minus 2%.
•	Operating expenses, including eCERA and FAS123R expenses, are expected to increase to approximately $9.1 million, plus or minus $200,000.
•	Other income, net, is expected to be approximately $0.8 million.
•	Income from investees is expected to be zero to $300,000.
•	Current expectation is that our tax rate will approximate 28% to 29%.

Pericom will adhere to Regulation Fair Disclosure.  The Company will provide its investors and analysts with guidance in the areas of total revenues, gross margin, operating expenses and other income each quarter in our earnings releases and in our conference calls.  We will not provide further guidance or updates during the quarter unless we do so via a press release.

NOTE:  Our first quarter results telephone conference call will begin at 1:30 p.m. pacific time today.  The conference call may be accessed by calling (800) 949-8963 (domestic) or (706) 643-0097 (international) and referencing conference number 5039290.  A replay of the first quarter results conference call will be available for 7 days commencing from 4:30 PM pacific time today.  The replay telephone number is (800) 642-1687 (domestic) or (706) 645-9291 (international) and the access code is 5039290.  Please note also that the conference call will be simultaneously Webcast live at: www.pericom.com/investors followed by on-demand Webcast beginning at 4:30 p.m. pacific time today through December 7, 2005 (Webcast requires Windows MediaPlayer).

Pericom Semiconductor Corporation (NASDAQ: PSEM) offers customers worldwide the industry’s most complete silicon and quartz based solutions for the Computing, Communications, and Consumer  market segments. Our broad portfolio of leading-edge analog, digital, and mixed-signal integrated circuits and SaRonix and eCERA frequency control products are essential in the timing, transferring, routing, and translating of high-speed signals as required by today’s ever-increasing speed and bandwidth demanding applications. Company headquarters are in San Jose, California, with design centers and sales offices located globally. http://www.pericom.com

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the statements under the captions ‘December 2005 Quarter Outlook’ and statements that our acquisition of eCERA ComTek on September 7, 2005 provides a growing and accretive subsidiary that further strengthens and broadens our FCP line with vertical integration, captive low-cost manufacturing and local presence in the Taiwanese and Asian markets; and that our PCI-Express products for IT applications and our HDMI switching solution in digital video applications will continue to enjoy increasing acceptance. The company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, difficulties in integrating eCERA with our business, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements.  Parties receiving this release are encouraged to review our annual report on Form 10-K/A for the year ended July 2, 2005 and the Form 10Q for the three-month period ended October 1, 2005, in particular, the risk factors sections of that filing.

- See Attached Tables -

Pericom Semiconductor Corporation
Consolidated Statements of Operations - GAAP
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended

	Dec 31, 2005	Oct 01, 2005	Dec 25, 2004	Dec 31, 2005	Dec 25, 2004

Net revenues	$26,270	$22,473	$19,217	$48,743	$39,003
Cost of revenues	16,719	14,729	13,071	31,448	25,842

Gross profit	9,551	7,744	6,146	17,295	13,161
Operating expenses:
Research and development	3,879	3,991	3,806	7,870	7,753
Selling, general and administrative	4,871	4,182	3,707	9,053	7,539
Restructuring charge	0	55	0	55	0

Total	8,750	8,228	7,513	16,978	15,292
Income (loss) from operations	801	(484)	(1,367)	317	(2,131)
Other income, net	912	898	875	1,810	1,806
Recovery (write down) of nonmarketable investment	(33)	0	(96)	(33)	(96)

Income (loss) before income taxes	1,680	414	(588)	2,094	(421)
Income tax (benefit)	467	137	(203)	604	(188)
Minority interest in consolidated subsidiary	38	23	10	61	10
Equity in income (loss) of unconsolidated subsidiary	161	325	0	486	(123)

Net income (loss)	$1,412	$625	$(375)	$2,037	$(346)

Basic earnings (loss) per share	$0.05	$0.02	$(0.01)	$0.08	$(0.01)

Diluted earnings (loss) per share	$0.05	$0.02	$(0.01)	$0.08	$(0.01)

Shares used in computing basic earnings (loss) per share	26,253	26,352	26,554	26,302	26,534

Shares used in computing diluted earnings (loss) per share	26,972	27,143	26,554	27,057	26,534

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Pericom Semiconductor Corporation
Consolidated Statements of Operations - Non-GAAP
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended

	Dec 31, 2005	Oct 01, 2005	Dec 25, 2004	Dec 31, 2005	Dec 25, 2004

Net revenues	$26,270	$22,473	$19,217	$48,743	$39,003
Cost of revenues	16,559	14,628	12,027	31,187	24,798

Gross profit	9,711	7,845	7,190	17,556	14,205
Operating expenses:
Research and development	3,879	3,991	3,806	7,870	7,753
Selling, general and administrative	4,871	4,124	4,120	8,995	7,952

Total	8,750	8,115	7,926	16,865	15,705
Income (loss) from operations	961	(270)	(736)	691	(1,500)
Other income, net	912	898	875	1,810	1,806
Recovery (write down) of nonmarketable investment	(33)	0	(96)	(33)	(96)

Income (loss) before income taxes	1,840	628	43	2,468	210
Income tax (benefit)	532	208	(76)	740	(61)
Minority income in consolidated subsidiary	38	23	10	61	10
Equity of income (loss) in unconsolidated subsidiary	161	325	0	486	(123)

Net income (loss)	$1,507	$768	$129	$2,275	$158

Basic earnings (loss) per share	$0.06	$0.03	$0.00	$0.09	$0.01

Diluted earnings (loss) per share	$0.06	$0.03	$0.00	$0.08	$0.01

Shares used in computing basic earnings (loss) per share	26,253	26,352	26,554	26,302	26,534

Shares used in computing diluted earnings (loss) per share	26,972	27,143	27,342	27,057	27,305

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Pericom Semiconductor Corporation
Reconciliation of Net Income In Accordance With GAAP to Non-GAAP Net Income
(In thousands)
(unaudited)

	Three Months Ended			Six Months Ended

	Dec 31 2005	Oct 01 2005	Dec 25 2004	Dec 31 2005	Dec 25 2004

Net income in accordance with GAAP	$1,412	$625	$(375)	2,037	$(346)
Workforce reduction (Note 1)	—	55		55
Ecera inventory fair value adjustment (Note 2)	160	101		261
AKER transaction cost-Legal (Note 3)		58		58
Gain on sale of Ireland building (Note 4)			(413)		(413)
End of Life program one-time inventory reserve charge (Note 5)			1,044		1,044
Income tax (benefit) (Note 6)	(65)	(71)	(127)	(136)	(127)

Net income on a Non-GAAP basis	$1,507	$768	$129	$2,275	$158

Notes to non-GAAP adjustments:

Note 1:	In June 2005 & September 2005, we completed the 10% reduction in force that started in February 2005

Note 2:	In the three months ended September 2005 and December 2005, we sold inventory acquired from Ecera that was written up to fair value in connection with the acquisition.

Note 3:	In the three months ended September 2005, we wrote off legal charges related to the acquisition of AKER that was not consumated.

Note 4:	Final settlement/gain on a building sold in Ireland In November 2004.

Note 5:	In December 2004, we wrote off obsoleted by a product end-of-life program.

Note 6:	Income tax relating to the Non-GAAP adjustments above.

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Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	As of Dec 31, 2005	As of July 2,2005

	(unaudited)	(unaudited)
Assets
Current Assets:
Cash & cash equivalents	$13,869	$20,902
Restricted cash	822	0
Short-term investments	116,745	122,385
Accounts receivable	21,125	9,442
Inventories	15,745	13,428
Prepaid expenses and other current assets	1,106	409
Deferred income taxes	3,792	5,291

Total current assets	173,204	171,857
Property and equipment, net	19,584	5,927
Investment in investee	7,827	5,932
Goodwill	1,890	1,325
Deferred income taxes-non current	3,455	2,205
Intangibles and other assets	8,455	6,749

Total assets	$214,415	$193,995

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$11,506	$6,899
Accrued liabilities	6,933	5,470
Current portion of long-term debt	9,480	0

Total current liabilities	27,919	12,369
Long-term debt	4,407	0
Other long term liabilities	159	207

Total liabilities	32,485	12,576
Minority interest in consolidated subsidiary	206	257

Total minority Interest	206	257
Shareholders’ equity:
Common stock	139,939	141,233
Retained earnings and other	41,785	39,929

Total shareholders’ equity	181,724	181,162

Total liabilities and shareholders’ equity	$214,415	$193,995

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